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                                                                 Exhibit 5.1




                                February 23, 1996


Advanced Tissue Sciences, Inc.
10933 North Torrey Pines Road
La Jolla, CA 92037

        Re:  Registration Statement on Form S-3

Gentlemen:

        We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission (the "Commission") on February 23, 1996, (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 3,450,000 shares of your Common Stock (the "Shares"). The Shares include 3,000,000 being offered by you and an over-allotment option granted to the Underwriters by you to purchase 450,000 shares of your Common Stock. The Shares are to be sold to the Underwriters as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

        It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us to be taken prior to the issuance of the Shares, the Shares, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in such Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                        Very truly yours,



                                        BROBECK, PHLEGER & HARRISON LLP